Exhibit 4.4

ORBSAT CORP

2020 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Orbsat Corp (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company’s Common Stock, $0.0001 par value (“Shares”) under the Company’s 2020 Incentive Plan (the “Plan”). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”), in the Stock Option Agreement and the Plan, which are attached to and incorporated into this Grant Notice in their entirety.

Participant:	Hector Delgado

Grant Date:	August 21, 2020

Number of Shares Subject to Option:	21,000

Exercise Price (per Share):	$0.20

Option Expiration Date:	August 20, 2030 (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Type of Option:	X Incentive Stock Option Nonqualified Stock Option

Vesting and Exercisability Schedule:	Options shall be fully vested on the grant date.

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

ORBSAT CORP	PARTICIPANT

By: /s/ David Phipps	/s/ Hector Delgado
David Phipps, Chief Executive Officer	[Name]

[Address]

[Tax ID]

ORBSAT CORP

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (the "Option Agreement"), dated as of the August 21, 2020 (the "Grant Date"), is between Orbsat Corp, a Nevada corporation (the "Company"), and David Phipps (the "Optionee"), the Chief Executive Officer and Director of the Company.

WHEREAS, the Company desires to give the Optionee the opportunity to purchase 400,000 shares of common stock of the Company, par value $0.0001 per share ("Common Shares");

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Grant of Option. The Company hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of an aggregate of 21,000 Common Shares. The Option is in all respects limited and conditioned as hereinafter provided.

2.	Exercise Price. The exercise price of the Common Shares covered by this Option shall be $0.20 per share.

3.

Term. Unless earlier terminated pursuant to any provision of this Option Agreement, this Option shall expire ten years from date of grant (the "Expiration Date"). This Option shall not be exercisable on or after the Expiration Date.

4.

Exercise of Option. The Option shall be fully vested upon date of grant and will remain exercisable until it is exercised or until it terminates and shall not be forfeited upon resignation or termination, other than upon termination for cause.

5.

Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Company at its principal office. The form of such notice is attached hereto and shall state the election to exercise the Option and the number of whole shares with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; and shall be accompanied by payment of the full exercise price of such shares. Only full shares will be issued.

The exercise price shall be paid to the Company:

(a)	in cash, or by certified check, bank draft, or postal or express money order;

(b)	through the delivery of Common Shares previously acquired by the Optionee;

(c)

by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount necessary to pay the exercise price of the Option;

(d)	in Common Shares newly acquired by the Optionee upon exercise of the Option; or

(e)	in any combination of (a), (b), (c) or (d) above.

In the event the exercise price is paid, in whole or in part, with Common Shares, the portion of the exercise price so paid shall be equal to the $0.20 of the Common Shares surrendered on the date of exercise.

Upon receipt of notice of exercise and payment, the Company shall deliver a book entry confirmation. representing the Common Shares with respect to which the Option is so exercised. The Optionee shall obtain the rights of a shareholder upon receipt of a certificate(s) representing such Common Shares.

Such certificate(s) shall be registered in the name of the person so exercising the Option (or, if the Option is exercised by the Optionee and if the Optionee so requests in the notice exercising the Option, shall be registered in the name of the Optionee and the Optionee's spouse, jointly, with right of survivorship), and shall be delivered as provided above to, or upon the written order of, the person exercising the Option. In the event the Option is exercised by any person after the death or disability of the Optionee, the notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Common Shares that are purchased upon exercise of the Option as provided herein shall be fully paid and non-assessable.

Upon exercise of the Option, Optionee shall be responsible for all employment and income taxes then or thereafter due (whether Federal, State or local), and if the Optionee does not remit to the Company sufficient cash (or, with the consent of the Board, Common Shares) to satisfy all applicable withholding requirements, the Company shall be entitled to satisfy any withholding requirements for any such tax by disposing of Common Shares at exercise, withholding cash from Optionee's salary or other compensation or such other means as the Board considers appropriate to the fullest extent permitted by applicable law.

6.

Non-Transferability of Option. This Option is not assignable or transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or, in the event of his or her disability, by his or her guardian or legal representative.

7.	Disability. If the Optionee becomes disabled prior to the Expiration Date, then this Option may be exercised by the Optionee or by the Optionee's legal representative.

8.

Death. If the Optionee dies prior to the Expiration Date, then this Option may be exercised by the Optionee's estate, personal representative or beneficiary who acquired the right to exercise this Option by bequest or inheritance or by reason of the Optionee's death, to the extent of the number of Common Shares with respect to which the Optionee could have exercised it on the date of his or her death, at any time prior to the earlier of (i) the Expiration Date or (ii) one year after the date of the Optionee's death. Any part of the Option that was not exercisable immediately before the Optionee's death shall terminate at that time.

10.

Securities Matters. (a) If, at any time, counsel to the Company shall determine that the listing, registration or qualification of the Common Shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of Common Shares hereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. The Company shall be under no obligation to apply for or to obtain such listing, registration or qualification, or to satisfy such condition. The Board shall inform the Optionee in writing of any decision to defer or prohibit the exercise of an Option. During the period that the effectiveness of the exercise of an Option has been deferred or prohibited, the Optionee may, by written notice, withdraw the Optionee's decision to exercise and obtain a refund of any amount paid with respect thereto.

(b)    The Company may require: (i) the Optionee (or any other person exercising the Option in the case of the Optionee's death or disability) as a condition of exercising the Option, to give written assurances, in substance and form satisfactory to the Company, to the effect that such person is acquiring the Common Shares subject to the Option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to make such other representations or covenants; and (ii) that any certificates for Common Shares delivered in connection with the exercise of the Option bear such legends, in each case as the Company deems necessary or appropriate, in order to comply with federal and applicable state securities laws, to comply with covenants or representations made by the Company in connection with any public offering of its Common Shares or otherwise. The Optionee specifically understands and agrees that the Common Shares, if and when issued upon exercise of the Option, may be "restricted securities," as that term is defined in Rule 144 under the Securities Act of 1933 and, accordingly, the Optionee may be required to hold the shares indefinitely unless they are registered under such Securities Act of 1933, as amended, or an exemption from such registration is available.

(c)    The Optionee shall have no rights as a shareholder with respect to any Common Shares covered by the Option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to the Optionee for such Common Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

11.	Governing Law. The laws of the State of Nevada (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of the Optionee and the Options granted herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be duly executed by its duly authorized officer, and the Optionee has hereunto set his hand and seal, all as of the 4th day of October 2016.

ORBSAT CORP.

By: /s/ David Phipps

Name: David Phipps

Title: Chief Executive Officer

By: /s/ Hector Delgado

Name: Hector Delgado

Optionee